Exhibit 8.1

[Shearman & Sterling LLP Letterhead]

October 21, 2003

Delphi Corporation
Delphi Trust I
5725 Delphi Drive
Troy, Michigan 48098

Ladies and Gentlemen:

     We have acted as tax counsel to Delphi Corporation (the “Company”), a corporation incorporated under the laws of the state of Delaware, and Delphi Trust I (the “Trust”), a Delaware statutory trust, in connection with the issuance and sale of trust preferred securities (the “Securities”). The Securities are being offered for sale to investors pursuant to the Prospectus Supplement dated October 21, 2003, the Prospectus dated October 20, 2003 and Registration Statements Nos. 333-101478, No. 333-108477 and 333-108477-04 (the “Offering Documents”).

     In connection with this opinion, we have reviewed copies of the Offering Documents and have reviewed and relied upon originals or copies of such other agreements and documents as we have deemed necessary or appropriate for purposes of the opinions rendered herein. In performing such review we have assumed the genuineness of all signatures on all documents reviewed by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. In making our examination of any documents executed, or to be executed, by the parties indicated therein, we have also assumed, without independent verification or inquiry, that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder, and have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party, and that the transactions contemplated by such documents will be consummated in accordance with the terms thereof.

     On the basis of the foregoing and assuming that the Trust was formed and will be maintained in accordance with the terms and descriptions therein, we confirm (i) our opinions set forth in the Prospectus Supplement under the caption “United States Federal Income Tax Considerations” and (ii) that, subject to the qualifications set forth therein, the discussion set forth in the Prospectus Supplement under such caption is an accurate summary of the United States federal income tax matters described therein.

2

     We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein. Moreover, we note that there is no authority directly on point addressing securities such as the Securities or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that if challenged, the opinions we express herein would be sustained by a court with jurisdiction in a properly presented case.

     Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described above.

     The opinions we express herein are limited solely to matters governed by the federal law of the United States.

     We hereby consent to the use of this opinion for filing as Exhibit 8.1 to the Prospectus Supplement and the use of our name in the Prospectus Supplement under the captions “Description of the Trust Preferred Securities,” “United States Federal Income Tax Considerations” and “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Shearman & Sterling LLP

MBS RAR